SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2007
PRA INTERNATIONAL
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51029 (Commission File Number)	54-2040171 (IRS Employer Identification No.)
12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190
(Address of principal executive offices)
(703) 464-6300
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On July 5, 2007, Pharmaceutical Research Associates, Inc., a subsidiary of PRA International (the “Company”), and J. Matthew Bond entered into a separation agreement (the “Separation Agreement”) in connection with Mr. Bond’s June 4, 2007 resignation as Chief Financial Officer of the Company and from all other officer and directorship positions with the Company and its affiliates.
     The Separation Agreement provides for a cash severance payment of $264,000 to Mr. Bond to be paid over a 12-month period, representing severance payments due under the employment and non-competition agreement, dated as of February 3, 2006, between Mr. Bond and Pharmaceutical Research Associates, Inc. These payments will be delayed for a period of six months as a result of Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to the Separation Agreement, Mr. Bond will also receive a $67,500 bonus payment paid in a lump sum at the first regularly scheduled pay period following the date the Separation Agreement becomes irrevocable and effective. All of Mr. Bond’s options that are vested as of the July 5, 2007 will be governed by the terms of the applicable option agreement and option plan under which the options were granted. Any of Mr. Bond’s options that are unvested as of July 5, 2007 will be forfeited. Mr. Bond will also be entitled to receive 461 shares of common stock of the Company based on his contributions to the PRA International Management Stock Purchase Plan. The Separation Agreement contains a general release of all known and unknown claims by Mr. Bond in favor of the Company. The non-competition and non-solicitation agreement contained in the February 3, 2006 employment and non-competition agreement between Mr. Bond and the Company will remain in effect.
     The foregoing description of Mr. Bond’s Separation Agreement is qualified by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto.
Item 9.01. Financial Statements and Exhibits
(d)

Exhibit No.	Description
10.1	Separation Agreement, dated as of July 5, 2007, between Pharmaceutical Research Associates, Inc. and J. Matthew Bond

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PRA International
By:	/s/ Spiro Fotopoulos
Spiro Fotopoulos, Esq.
Vice President, Legal Affairs

Dated: July 6, 2007